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                                                                   EXHIBIT 10.20

                              ZIMMER HOLDINGS, INC.
                           DEFERRED COMPENSATION PLAN
                           FOR NON-EMPLOYEE DIRECTORS

Section 1.  Effective Date.

      The effective date of this Zimmer Holdings, Inc. Deferred Compensation Plan for Non-Employee Directors (the "Plan") is [ ], 2001 (the "Effective Date").

Section 2.  Eligibility.

      Any member of the Board of Directors (the "Board") of Zimmer Holdings, Inc. (the "Company") who is not an officer or employee of the Company or a subsidiary thereof is eligible to participate in the Plan.

Section 3.  Deferred Compensation Account.

      There shall be established on the books of the Company for each participant a deferred compensation account in the participant's name.

Section 4.  Amount of Deferral.

      Fifty percent of the basic fee payable to a participant for membership on the Board (the "Mandatory Deferral") shall be deferred and credited to such participant's deferred compensation account as Share Units equal to the number of shares of the Company's common stock which could have been purchased with the amounts deferred, determined by dividing the dollar value of the amounts deferred by the fair market value of a share of the Company's common share as reported in The Wall Street Journal on the effective date of such deferral until such time as the participant meets a guideline level of Share Unit or Company common stock ownership established by the Board. In addition, at each annual meeting of the stockholders of the Company ("Annual Meeting"), each participant will receive 500 deferred Share Units (the
"Annual Deferred Share Units"). The value of each Annual Deferred Share Unit will be equal to a share of the Company's common stock as reported in the Wall Street Journal on the date of grant. For any calendar year, a participant may elect to defer receipt of compensation in excess of the participant's Mandatory Deferral (the "Elective Deferral") by filing the appropriate form pursuant to Section 9 and requesting deferral of: (1) all of the compensation in excess of the participant's Mandatory Deferral payable to the participant for serving on the Board and any committee thereof; or (2) any percentage specified by the participant of the compensation specified in clause (1) that is in excess of the participant's Mandatory Deferral.

Section 5.  Form and Computation of Deferred Amounts.

      Effective with respect to Elective Deferral amounts deferred after the Effective Date of the Plan and subject to Section 4, a participant, at the time he elects to participate in the Plan, shall elect to have the amounts deferred credited to such participant's deferred compensation account as Treasury Units or Dollar Units (each an "Investment Option") equal to the number of shares of the Company's common stock which could have been purchased with the amounts deferred determined by dividing the dollar value of the amounts deferred by the fair market value of a share of the Company's common share as reported in The Wall Street Journal on the

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effective date of such deferral. Such deferrals shall be allocated to Treasury
Units, Dollar Units and/or Share Units in increments of 0%, 33 1/3%, 50%, 66 2/3% or 100%. The amount credited to a participant's deferred compensation account as Treasury Units shall be credited with interest at a rate to be set by the Board in January of each year after a review of the six-month United States Treasury bill discount rates for the preceding year. The amount credited to a participant's deferred compensation account as Dollar Units shall be credited with interest at a rate to be set by the Board in January of each year after a review of investment return on the invested cash of the Company. Upon payment by the Company of dividends on its common stock, the amount credited to a participant's deferred compensation account as Share Units shall be credited with an amount equal to the number of Share Units multiplied by a fraction the numerator of which is the amount of such dividend and the denominator of which is the fair market value of a Share of the Company's common stock as reported in The Wall Street Journal on the day such dividend is payable. The amount of Share Units in a participant's deferred compensation account shall be adjusted in the discretion of the Board to take into account a merger, consolidation, reorganization, recapitalization, stock split or other change in corporate structure of capitalization affecting the Company's common stock. At its discretion, the Board may discontinue, modify or offer additional Investment Options.

Section 6.  Period of Deferral.

      Subject to Section 4, a participant may elect to defer receipt of amounts attributable to Elective Deferrals (1) until a specified year in the future, (2) until the cessation of the participant's service as a Director or (3) until the end of the calendar year in which the cessation of the participant's service as a Director occurs. If alternative (1) is elected, payment will be made or will commence within sixty days after the beginning of the year specified; if alternative (2) is elected, payment will be made or will commence within sixty days after the cessation of the participant's service as a Director; and if alternative (3) is elected, payment will be made or will commence within sixty days after the end of the calendar year in which the cessation of the participant's service as a Director occurs. If a participant fails to make an election, payment will be made or will commence within sixty days after the cessation of the participant's service as a Director. Mandatory Deferrals and Annual Deferred Share Units will be paid within sixty days after the cessation of the participant's service as a Director.

Section 7.  Form of Payment.

      A participant may elect to receive Elective Deferrals under the Plan in either (1) a lump sum in cash or (2) a number of installments in cash, not more than ten, as specified by the participant. If installment payments are elected, the amount of each installment shall be equal to the balance in the participant's deferred compensation account divided by the number of installments remaining to be paid (including the installment in question). If a participant fails to make an election, payment will be made in a lump sum in cash. Mandatory Deferrals and Annual Deferred Share Units will be paid in shares of the Company's common stock.

Section 8.  Death Prior to Receipt.


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      A participant may elect that, in the event he or she dies prior to receipt of any or all of the amounts payable pursuant to this Plan, any amounts remaining in the participant's deferred compensation account attributable to Elective Deferrals shall be paid to the participant's estate in cash in either
(1) a lump sum within sixty days following notification to the Company of the participant's death or (2) a number of annual installments, not more than ten, as specified by the participant. If alternative (2) is elected and payment to the participant pursuant to clause (2) of Section 7 has not commenced prior to death, the initial installment payment hereunder shall be made sixty days after notification to the Company of the participant's death, and the amount of each such installment shall be determined as provided in the last sentence of Section
7. If alternative (2) is elected and payment to the participant pursuant to clause (2) of Section 7 had commenced prior to death, the installment payments to the participant's estate shall be made at the same time and in the same amount as such payments would have been made to the participant had he or she survived. For purposes of this Section 8, any amounts deferred as Share Units shall be converted to Dollar Units by multiplying the number of Share Units credited to a participant's deferred compensation account on the date of his death by the fair market value of a share of the Company's common stock on such date as reported in The Wall Street Journal. Mandatory Deferrals and Annual Deferred Share Units will be paid within sixty days after the participant's death in shares of the Company's common stock.

Section 9.  Time of Election of Deferral.

      An election to defer compensation may be made by (i) a nominee for election as a Director prior to his/her election for the calendar year in which he/she is being elected (except that a person elected a Director by the Board may make an election to defer compensation within 30 days after his/her election as a Director, in which event such election to defer compensation shall be effective only with respect to compensation paid after the election to defer compensation is made) and (ii) a person then currently serving as a Director for the next succeeding calendar year no later than the preceding November 30th. This election will be deemed to be an election to defer compensation under this Plan for each succeeding calendar year, unless (1) the participant elects, in accordance with Section 11, to discontinue the deferral, (2) the Company discontinues the Plan, or (3) the election is stated, in writing, to apply only to the current calendar year.

Section 10. Manner of Electing Deferral.

      A participant may elect to defer compensation by giving written notice to the Board on a form provided by the Company, which notice shall include the amount to be deferred, the form in which the amount deferred is to be credited, whether the deferral will be converted into options to purchase shares of the Company's common stock pursuant to Section 13, the period of deferral, the form of payment, including the number of installments, if any.

Section 11. Effect of Election.

      An election to defer compensation including the form of deferral shall be irrevocable by the participant once the calendar year to which it applies has commenced. An election may be discontinued or modified by the participant with respect to calendar years not yet begun by notifying the Board in writing no later than November 30th of the preceding year.


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Section 12. Further Election.

      Prior to the commencement of the year in which a participant has elected to commence receipt of payment of amounts deferred, the participant shall have the one-time right with regard to funds previously deferred to elect a further deferral of the payment of such funds by delivering to the Board a written statement in a form provided by the Company specifying the further period of deferral and the form of payment, including the number of installments, if any.

      In the event, however, there is a final determination by a court of appropriate jurisdiction that the further deferral was ineffective for the purpose of deferring tax obligations on the deferred amounts, then all amounts on which the further deferral was determined to be ineffective shall be paid to the participant within 15 days of such final determination being made, such payment to be made pursuant to the previously elected deferral.

Section 13. Conversion into Options.

      For any calendar year, a participant may elect to convert all or any portion of the basic fee payable for services on the Board, except amounts that would otherwise be subject to Mandatory Deferral into options to purchase shares of the Company's common stock. The options will be issued pursuant to a stock option plan of the Company in which the participant is eligible to participate and will be granted as of the date of the next Annual Meeting following the election to convert, or at such other time as the Board may determine. The options will be issued at a conversion ratio of an option to purchase three shares of common stock for each Share Unit that the participant would be entitled to receive if the participant chose to defer all or any portion of the basic fee payable into Share Units. The options will have an exercise price equal to the market value of a share of the Company's common stock on the date of grant. The options will become fully exercisable on December 31st of the calendar year in which the options are granted if the participant continues as a non-employee director of the Company, or at such earlier time as provided in the stock option plan. A participant's election to convert all or any portion of the basic fee payable into stock options must be made in accordance with Sections 9 and 10.

Section 14. Participant's Rights Unsecured.

      The right of any participant to receive future payments under the provisions of the Plan shall be an unsecured claim against the general assets of the Company.

Section 15. Statement of Account.

      A statement will be sent to each participant each year as to the value of his/her deferred compensation account as of the end of the preceding year.

Section 16. Assignability.

      No right to receive payments hereunder shall be transferable or assignable by a participant, except by will or under the laws of descent and distribution.


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Section 17. Administration.

      This Plan will be administered by the Board, which shall have the authority to adopt rules and regulations to carry out the Plan and to interpret, construe and implement the provisions of the Plan.

Section 18. Amendment.

      This Plan may at any time or from time to time be amended, modified or terminated by the Board. No amendment, modification or termination shall, without the consent of the participant, adversely affect such participant's accruals in his/her deferred compensation account of the date of amendment, modification or termination.

Section 19. Governing Law.

      The validity, construction, interpretation and effect of the Plan and agreements issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Indiana, without giving effect to the conflict of laws provisions thereof.



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